EXHIBIT 99.3

                              MANAGEMENT ASSERTION

                     For the period of May 1, 2002 to December 31, 2002, the servicing of consumer finance receivables owned by BMW Vehicle Owner Trust 2002-A has been conducted by BMW Financial Services NA, LLC, in its capacity as servicer, in compliance with the servicing standards in all material respects, set forth in Articles IV and V of the Sale and Servicing Agreement dated May 1, 2002.

           By:         BMW Financial Services NA, LLC

           By:          /s/ Gerald Holzmann
                       -------------------------------
                        Gerald Holzmann

           Title:     CFO